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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Quebecor Printing, Inc. on Form F-4 of our reports dated February 3, 1999 (except for the last paragraph of Note 14, as to which the date is February 26, 1999, and except for Note 18, as to which the date is March 9, 1999) appearing in and incorporated by reference in the Annual Report on Form 10-K of World Color Press, Inc. for the year ended December 27, 1998. We also consent to the reference to us under the headings "World Color Selected Historical Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
New York, New York
September 2, 1999